As  filed  with  the  Securities and Exchange Commission on October 7, 2002
                                   Registration  Statement  No. 333-97385
===========================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------
                                  PRE-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               MAC WORLDWIDE, INC.
                 (Name of small business issuer in its charter)

        Delaware                                               90-0002618
(State of incorporation or   (Primary Standard Industrial   (I.R.S. Employer
     jurisdiction           Classification  Code  Number)  Identification No.)
    of organization)
                            ------------------------
                                1640 Terrace Way
                         Walnut Creek, California 94596
                                 (732) 254-5385
          (Address and telephone number of principal executive offices)

                            ------------------------
                                   Steven Katz
                      President and Chief Executive Officer
                               MAC Worldwide, Inc.
                                1640 Terrace Way
                         Walnut Creek, California 94596
                                 (732) 254-5385
            (Name, address and telephone number of agent for service)
                            ------------------------
Copies of all communications, including all communications sent to the agent for service, should be sent to:

                            Adam S. Gottbetter, Esq.
                             Kevin F. Barrett, Esq.
                        Kaplan Gottbetter & Levenson, LLP
                                630 Third Avenue
                            New York, New York 10017
                                 (212) 983-6900
                            ------------------------

     Approximate date of proposed sale to the public: From time to time after the effective date of the registration statement until such time that all of the shares of common stock registered hereunder have been sold.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check and following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE







                                        CALCULATION OF REGISTRATION FEE


                                 Proposed Maximum      Proposed
Title Of Each Class               Amount Being         Offering         Maximum Aggregate        Amount of
Of Securities Being Registered     Registered      Price Per Share (1)   Offering Price (1)   Registration Fee
--------------------------------------------------------------------------------------------------------------
Shares of Common Stock              2,870,520              $.10               $287,052               $40
--------------------------------------------------------------------------------------------------------------

Total                                                                         $287,052               $40
--------------------------------------------------------------------------------------------------------------

Amount Due                                                                                           $40
--------------------------------------------------------------------------------------------------------------

(1)  Estimated for purposes of computing the registration fee pursuant to Rule 457.


                            ------------------------

     THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE
SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR DOES IT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION.  DATED          , 2002.

PROSPECTUS



                               MAC WORLDWIDE, INC.


                        2,870,520 SHARES OF COMMON STOCK


     This prospectus relates to the resale by the selling stockholders of 2,870,520 shares of our common stock. The selling stockholders will sell the shares from time to time at $.10 per share until our shares are quoted on the Over-the-Counter-Bulletin Board ("OTCBB") and thereafter at prevailing market prices or privately negotiated prices. There is no set minimum or maximum number of shares that can be purchased by an investor. There is no assurance that our common stock will be included on the OTCBB. We will not receive any proceeds from any sales made by the selling stockholders but will pay the expenses of this offering. This is the initial registration of any of our shares.

     No  public  market  currently  exists  for  the  shares  of  common stock.

     As You Review This Prospectus, You Should Carefully Consider The Matters Described In "Risk Factors" Beginning On Page 2.

     Neither The Securities And Exchange Commission Nor Any State Securities Commission Has Approved Or Disapproved Of These Securities Or Passed On The Accuracy Or Adequacy Of This Prospectus. Any Representation To The Contrary Is A Criminal Offense.



                   The date of this prospectus is       ,2002

                                TABLE OF CONTENTS

                                                                            Page
Summary   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Risk  Factors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Cautionary  Note  Regarding  Forward-Looking  Statements    . . . . . . .   3
Use  of  Proceeds    . . . . . . . . . . . . . . . .. . . . . . . . . . .   4
Capitalization    . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Management's  Discussion  and  Analysis  of  Financial  Condition and
  Results of Operations      . . . . . . . . . . . . . . . . . . . .  . .   4
Dividend Policy   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Description  of  Business   . . . . . . . . . . . . . . . . . . . . . . .   6
Directors,  Executive  Officers,  Promoters  and  Control  Persons  . . .   7
Executive  Compensation    . . . . . . . . . . . . .  . . . . . . . . . .   8
Security  Ownership  of  Certain  Beneficial  Owners  and  Management . .  10
Certain  Relationships  and  Related  Transactions  . . . . . . . . . . .  11
Description  of  Securities . . . . . . . . . . . . . . . . . . . . . . .  11
Selling  Stockholders   . . . . . . . . . . . . . . . . . . . . . . . . .  13
Plan  of  Distribution     . . . . . . . . . . . . . .. . . . . . . . . .  16
Market  for  Common  Equity   . . . . . . . . . . . . . . . . . . . . . .  17
Legal  Proceedings    . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Legal  Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
Experts     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Where You  Can  Find  More  Information   . . . . . . . . . . . . . . . .  18
Index to  Financial  Statements   . . . . . . . . . . . . . . . . . . . .  19

                      Dealer Prospectus Delivery Obligation

Until _________, 2003 (90 days from the date of this prospectus), all dealers that effect transactions in these securities, whether or not participants in this offering, may be required to deliver a prospectus.

                                     SUMMARY

     This summary highlights the key information contained in this prospectus. Because it is a summary, it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the section titled "Risk Factors".

BUSINESS

     MAC Worldwide, Inc. ("MAC"), through its wholly owned operating subsidiary Mimi & Coco, Inc., is engaged in the manufacture and marketing of garments to the retail clothing industry. Specifically, MAC is in the business of designing, contract manufacturing, importing and marketing upscale Mimi & Coco branded "t-shirts" and pull-over camisoles for distribution to retail accounts in the United States and Canada.



                                  THE OFFERING

Shares  offered  by  the  selling
stockholders  . . . . . . . . . . .    2,870,520

Common  stock  outstanding. . . . .    7,880,520

Use  of proceeds  . . . . . . . . .    The selling stockholders will receive the net proceeds
                                       from  the sale of shares.  We will receive none of the proceeds from the sale of shares  offered  by  this  prospectus.

                      SUMMARY OF HISTORICAL FINANCIAL DATA

In the table below, we provide you with summary historical financial information of MAC Worldwide, Inc. The following statement of operations data for the year ended December 31, 2001 and the balance sheet data as of December 31, 2001 is derived from the audited financial statements of MAC Worldwide, Inc. included elsewhere in this prospectus. The following statement of operations data for the six-months ended June 30, 2002 and 2001 and the balance sheet data as of June 30, 2002 have been derived from the unaudited financial statements of MAC Worldwide, Inc. which, in the opinion of management, have been prepared on the same basis as the audited financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation. Results for the six-month period ended June 30, 2002 are not necessarily indicative of results that may be expected for the entire year.

     The following financial data should be read in conjunction with, and is qualified by reference to, "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements of MAC Worldwide, Inc. including the notes to these
financial   statements,  included    elsewhere    in    this    registration
statement/prospectus.

                               MAC Worldwide, Inc. and Subsidiary

 SELECTED HISTORICAL FINANCIAL DATA
                                                                     Six Month
                                                  Year Ended    Periods Ended June 30,
                                                  December 31,   --------------------
                                                     2001           2002       2001
                                                ---------------  ----------  --------
 Consolidated Statements of Income Data:
 Net sales                                      $       61,929   $  46,204   $29,185

 Cost of goods sold                                     33,960      27,975    17,613
                                                ---------------  ----------  --------

 Gross profit                                           27,969      18,229    11,572

 Selling, general and administrative expenses           77,985     172,414    12,322
                                                ---------------  ----------  --------

 Loss from operations                                  (50,016)   (154,185)     (750)

 Interest expense, net                                   5,788       3,749        94
                                                ---------------  ----------  --------

 Net loss                                       $      (55,804)  $(157,934)  $  (844)
                                                ===============  ==========  ========

                                                December 31, 2001  June 30, 2002
                                                ----------------- ---------------
 Consolidated Balance Sheet Data:
 Total current assets                                   72,038       203,705

 Total other assets                                        390           395

 Total assets                                           72,428       204,100

 Notes payable                                          85,000        63,643

 Total current liabilities                             122,667       153,021

 Total stockholders' equity (deficiency)               (50,239)       51,079

 Total liabilities and stockholders' equity             72,428       204,100

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before you purchase any of our common stock. All of the known material risks inherent in this offering are addressed below. These risks and uncertainties are not the only ones we face. Unknown additional risks and uncertainties, or ones that we currently consider immaterial, may also impair our business operations.

     If any of these risks or uncertainties actually occur, our business, financial condition or results of operations could be materially adversely affected. In this event you could lose all or part of your investment.

WE HAVE A LIMITED OPERATING HISTORY AND REVENUES MAKING IT DIFFICULT TO EVALUATE OUR PROSPECT.

     We are a new enterprise that has limited operating history and revenues upon which an evaluation of our business and prospects can be based. We must, therefore, be considered to be subject to all of the risks inherent in the establishment of a new business enterprise, including the prospective development and marketing costs, along with the uncertainties of being able to effectively market our services. We cannot assure you at this time that we will operate profitably or that we will have adequate working capital to meet our obligations as they become due.

WE ARE ENGAGED IN A DISPUTE OVER THE TRADEMARK MIMI & COCO AND IT IS POSSIBLE THAT WE WILL LOSE THIS DISPUTE AND BE FORCED TO CHANGE OUR BRAND NAME.

     On July 16, 2002, Mimi & Coco, Inc. filed an application to register the trademark MIMI & COCO in the United States Patent and Trademark Office (the "USPTO") for "clothing, namely, t-shirts, shirts, camisoles, dresses, underwear, swimwear, jackets, coats, cardigans, sweaters, sweatshirts, sweatpants and loungewear." We believe that there are two other applications pending in the USPTO that are confusingly similar to our application: (1) MIMI & COCO for children's clothing, and (2) MIMI & MAGGIE for women's clothing. Although the filing dates of both of these applications precede the filing date of Mimi & Coco, Inc.'s application, these third party applications are based on an intention to use the trademark. We believe that Mimi & Coco, Inc.'s ownership rights predate both of those applications based on its prior use in interstate commerce.

     We recently sent cease & desist letters to these two other trademark applicants. The outcome of this trademark dispute is uncertain and could result in litigation and Mimi & Coco, Inc. not being able to use the trademark MIMI & COCO, which could have a negative material impact on MAC. (See "Intellectual Property".)

WE ARE DEPENDENT UPON VINCENZO CAVALLO, OUR COO AND DIRECTOR, ANY REDUCTION OF HIS ROLE IN MAC WOULD HAVE A MATERIAL ADVERSE EFFECT.

     The success of MAC is dependent on the vision, knowledge, business relationships and abilities of MAC's Chief Operating Officer and director Vincenzo Cavallo. Any reduction of Mr. Cavallo's role in the business would have a material adverse effect on MAC. MAC does not have an employment contract with Mr. Cavallo, nor a key man life insurance policy.

THE LOSS OF COO AND DIRECTOR VINCENZO CAVALLO MAY RESULT IN MAC LOSING ITS ITALIAN SOURCE FOR MANUFACTURING WHICH MAY RESULT IN HIGHER COSTS OR AN INABILITY TO CONTINUE OPERATIONS.

     MAC does not have a contract with its Italian manufacturer. The Italian manufacturer is a long standing friend of Vincenzo Cavallo, our Chief Operating Officer and director. If Vincenzo Cavallo was no longer an officer or director of MAC this may result in MAC losing its source for Italian manufacturing which may result in higher costs or an inability to continue operations.

MAC'S AUDITOR IS NOT LICENSED IN CALIFORNIA, WHICH IS WHERE MAC HAS ITS HEADQUARTERS, AND THAT MAY INCREASE THE RISK OF LITIGATION IN THE EVENT THAT THERE IS SOME ERROR IN THE AUDITOR'S REPORT.

     MAC's auditor, Rogoff & Company, P.C. is licensed in the state of New York, but not in the state of California where MAC has its headquarters. This may increase the risk of litigation in the event that there is some error in the auditor's report.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains certain financial information and statements regarding our operations and financial prospects of a forward-looking nature. Although these statements accurately reflect management's current understanding and beliefs, we caution you that certain important factors may affect our actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to be made in this prospectus. For this purpose, any statements contained in this prospectus which are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as, "may", "will", "intend", "expect", "believe", "anticipate", "could", "estimate", "plan" or "continue"or the negative variations of those words or comparable terminology are intended to identify forward-looking statements. There can be no assurance of any kind that such forward-looking information and statements will be reflective in any way of our actual future operations and/or financial results, and any of such information and statements should not be relied upon either in whole or in part in connection with any decision to invest in the shares.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the stockholder's shares offered by this prospectus. All proceeds from the sale of the stockholders' shares will be for the account of the selling shareholders.


                                 CAPITALIZATION

The  following  table  sets  forth  our  capitalization as of June 30, 2002.


Total Liabilities . . . . . . . . . . . . . . . . . . . . . . . . .  $ 153,021

Stockholders' equity:

   Common  stock,  $.001  par  value;  authorized 50,000,000 shares,
       issued and outstanding 7,647,520 shares  . . . . . . . . . . .    7,648

   Preferred  stock,  $.001  par value; authorized 5,000,000 shares,
       issued and outstanding -0- . . . . . . . . . . . . . . . . . .        0

   Additional paid-in capital  . . . . . . . . . . . . . . . .  . . .  257,169

   Accumulated Deficit   . . . . . . . . . . . . . . . . . .  . . . . (213,738)

   Total shareholders' equity (deficit). . . . . . . . . . .  . . . .   51,079

    Total capitalization   . . . . . . . . . . . . . . . . .. . . . .  204,100


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
              OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     We were incorporated under the laws of Delaware on December 14, 2000. Our current operations are conducted through our wholly owned subsidiary Mimi & Coco, Inc. incorporated under the laws of Canada, on December 20, 2000 (a Canadian numbered corporation 3847276). Mimi & Coco was started as an unincorporated proprietorship in 1993 and operated by Vincenzo Cavallo and Anthony Cavallo. The four directors of Mimi & Coco, Inc., are Vincenzo Cavallo, Anthony Cavallo, Anita Cavallo and Victor Cavallo, all siblings.

     MAC through its wholly owned operating subsidiary Mimi & Coco, Inc. is engaged in the manufacture and marketing of garments to the retail clothing industry. Specifically, MAC is in the business of designing, contract manufacturing, importing and marketing Mimi & Coco branded "t-shirts" and pull-over camisoles for distribution to retail accounts in the United States and Canada.

     MAC believes that it will not need to raise additional funds in the next twelve months.

     Over the past six months of operations, ended June 30, 2002, we have experienced an increase in revenues, an increase in costs and an increase in losses, compared to the period ended June 30, 2001.

     The total revenues for the last fiscal year ended December 31, 2001 were $61,929. Total revenues for the six months ended June 30, 2002, were $46,204, compared with the six months ended June 30, 2001, which were $29,185. This increase in revenues was largely because the first three months of 2001 were used primarily to set up operations.

     The total selling, general and administrative expenses for the last fiscal year ended December 31, 2001 were $68,910. The total selling, general and administrative expenses for the six months ended June 30, 2002, were $168,182, compared with the six months ended June 30, 2001, which were $6,992. This increase in expenses from June 30, 2001 to June 30, 2002 was largely because the first three months of 2001 were used primarily to set up operations.

     The total operating expenses for the last fiscal year ended December 31, 2001 were $77,985. The total expenses for the six months ended June 30, 2002, were $172,414, compared with the six months ended June 30, 2001, which were $12,322. This increase in expenses from June 30, 2001 to June 30, 2002 was largely because the first three months of 2001 were used primarily to set up operations.

     Net losses for the last fiscal year ended December 31, 2001 were $55,804. The net losses for the six months ended June 30, 2002, were $157,934, compared with the six months ended June 30, 2001, which were $844. This increase in net losses from June 30, 2001 to June 30, 2002 was due in large part to the costs of setting up this new business and currency exchange costs due to the increasing value of the new Euro currency and the declining value of the Canadian dollar, which resulted in narrower profit margins.

     Additionally,  as  of  June  30,  2002,  MAC  had notes payable of $63,643.

                                 DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has sole discretion to pay cash dividends based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.


                             DESCRIPTION OF BUSINESS

     We were incorporated under the laws of Delaware on December 14, 2000. Our current operations are conducted through our wholly owned subsidiary Mimi & Coco, Inc. incorporated under the laws of Canada, on December 20, 2000 (a Canadian numbered corporation 3847276). Mimi & Coco's website address is www.mimcoco.com. On December 20, 2000 MAC Worldwide, Inc. acquired 100% of Mimi & Co., Inc.'s common stock in exchange for 2,500,000 shares. Mimi & Coco was started as an unincorporated proprietorship in 1993 and operated by Vincenzo
Cavallo and Anthony Cavallo. The four directors of Mimi & Coco, Inc., are Vincenzo Cavallo, Anthony Cavallo, Anita Cavallo and Victor Cavallo, all siblings.

     MAC through its wholly owned operating subsidiary, Mimi & Coco, Inc. is engaged in the manufacture and marketing of garments to the retail clothing industry. Specifically, MAC is in the business of designing, contract manufacturing, importing and marketing Mimi & Coco branded "t-shirts" and pull-over camisoles for distribution to retail accounts in the United States and Canada. The primary market focus is the female consumer ages 15 to 49, and MAC does manufacture a limited range of unisex products addressing the male consumer. The design effort consists of original designs following current market trends including fashion, colors, fabrics and finishing aimed at capturing business in high-end specialty retail outlets and department stores.

     The products are produced in Italy. MAC designs and presents two new lines per year, Fall and Spring. MAC develops a sample line consisting of a finished piece of each design to be offered and use this as a selling tool. MAC present a finished garment and corresponding material swatches representing both color and fabric choices for each item in their retail presentation. Orders are taken for items and quantities to be shipped. The accumulation of pre-season orders becomes the basis for the initial manufacturing order.

     There are presently no written supplier contracts in place, nor does MAC anticipate entering into any contracts. The Italian manufacturer is a long-standing family friend of our director and subsidiary operating principal, Vincenzo Cavallo.

     The garments are shipped from Italy FOB via air, freight and duty paid upon receipt of goods. These costs average 27 percent of the invoice cost. The terms with our supplier are 60 to 90 days net, depending on whether the shipment arrived before or after the agreed dates. There are no inventory or warehousing costs.

     The Mimi & Coco line is marketed on the quality of construction, quality of materials, fashion color ranges, and to an extent the brand name, Mimi & Coco. The average wholesale pricepoint range is $15-$30, resulting in a retail price range of $30 to $60. The wholesale and retail pricepoints are in line and competitive with other manufacturers marketing in this segment. The Italian produced garments are well constructed including a special seam construction with a tubular assembly versus visible stitching.

     At present, the marketing and sales efforts have been modest with our co-founder, Mr. Vincenzo Cavallo, being the primary marketing force. MAC has a commissioned sales agent in Toronto whose efforts have been producing consistent results for the past several years. Under the direction of the newly appointed acting President, Mr. Steven Katz, MAC intends to do the following: to participate in North American trade shows; to hire outside sales representation, in addition to the Toronto market; and to explore distribution on the Internet.


EMPLOYEES

     The present staff includes two part-time personnel at MAC Worldwide, Inc., the parent company located in Walnut Creek, California. The staff consists of the acting President, Steve Katz, and the Administrative Manager. Mr. Katz will work approximately 4 hours per week for MAC. The operating subsidiary, Mimi & Coco, Inc., in Montreal, has a part-time staff of three, the Chief Operating Officer and co-founder, Vincenzo Cavallo (who will work approximately 30 hours per week for MAC), the Secretary and co-founder, Anthony Cavallo (who will work approximately 20 hours per week for MAC), and a sales administrator and distribution person. It is anticipated within the next twelve months that there will be one additional position added to staff in the operating subsidiary. The planned addition is in the area of customer and sales services providing resource to increase direct customer contact and provide support to the targeted addition of sales agents. None of the management or staff in either organization is subject to any collective bargaining agreements.

COMPETITION

     MAC is a very small company with small sales volume and insignificant market share compared to the many larger and better funded manufacturers. Competition is significant from major manufacturers and marketers such as Calvin Klein, Ralph Lauren, GAP, etc., which spend huge sums of money on advertising and image and awareness building, and from many smaller companies vying for market shelf space and positioning.

INTELLECTUAL  PROPERTY

     On July 16, 2002, Mimi & Coco, Inc. filed an application to register the trademark MIMI & COCO in the United States Patent and Trademark Office (the "USPTO") for "clothing, namely, t-shirts, shirts, camisoles, dresses, underwear, swimwear, jackets, coats, cardigans, sweaters, sweatshirts, sweatpants and loungewear." The application was based on actual use of the mark since November 12, 1998. The application was assigned Serial No. 76/431,157.

     We believe that there are two other applications pending in the USPTO that are confusingly similar to our application: (1) MIMI & COCO for children's clothing, and (2) MIMI & MAGGIE for women's clothing. Although the filing dates of both of these applications precede the filing date of Mimi & Coco, Inc.,'s application, these third party applications are based on an intention to use the trademark. We believe that Mimi & Coco, Inc.,'s ownership rights predate both of those applications based on its prior use in interstate commerce.

     We recently sent cease & desist letters to the applicants of the MIMI & MAGGIE and MIMI & COCO marks. We believe that we have a superior claim to the trademark MIMI & COCO and that we will prevail. However, the outcome is uncertain and could result in litigation and the result could be that we can not use the trademark MIMI & COCO.

REGULATION

     MAC is subject to a 20% duty on all cotton garments imported into the U.S. from Italy.

PROPERTIES

     We currently lease office space for our corporate headquarters in Walnut Creek, California for a monthly lease of $500, and lease office space for our subsidiary in Montreal for a monthly lease of $250. We believe that our properties are adequate and suitable for their intended purposes.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

DIRECTORS  AND  OFFICERS

     The following are MAC's directors and executive officers. The terms of all directors expire at the next annual meeting of shareholders and upon election of their successors. The terms of all officers expire at the next annual meeting of the board of directors and upon the election of the successors of such officers.


       Name           Age     Position
      -----           ---     --------

 Steven  Katz          54     President,  Secretary  and  Chairman  of  the
                              Board of Directors

 Vincenzo  Cavallo     33     Chief  Operating  Officer  and  Director

 Anthony  Cavallo      35     Secretary  and  Director

     STEVEN KATZ, President, Secretary and Chairman of the Board of Directors, has been a director since June, 2001. Steven Katz is President of Steven Katz & Associates, Inc., a management consulting firm specializing in strategic planning and corporate development. From 1983 to 1984 he was Executive Vice President and co-founder of S.K.Y. Polymers, Inc., a bio-materials company. Prior to this, Mr. Katz was Vice President and General Manager of a non-banking division of Citicorp, N.A. Mr. Katz received a B.S. degree in Business Administration with an emphasis in Accounting from the City College of New York in 1969. He is presently a member of the boards of directors of the following publicly held companies: Senesco Technologies, Inc.(research, development and commercial exploitation of a technology involving plant cells); Biophan Technologies, Inc.(a medical devices development stage company); and USA Technologies, Inc. (owner and licensor of automated, credit card activated control systems for use in connection with copying machines, facsimile machines, computers, and vending machines).


     VINCENZO CAVALLO, Chief Operating Officer and Director, and president of subsidiary Mimi & Coco, Inc. Mr. Vincenzo Cavallo operated Mimi & Coco as a sole proprietorship from 1993 to 2000 and which time it was then incorporated. He received his Certificate of Law from Universit de Montreal in 2000, his B.S. degree in Sociology from Concordia University in Montreal in 1992, and his College Diploma from Dawson College in Montreal in 1989.

     ANTHONY CAVALLO, Secretary and Director. Mr. Anthony Cavallo is been an audit manager with Ptack, Schnarch, Basevitz, Chartered Accountants in Montreal. He has been a Chartered Accountant from 1993 to July of 2002. He received his Diploma in Accountancy from Concordia University in Montreal in 1993. He earned his Bachelor of Commerce, with a major in Accountancy from Concordia University in 1991.

                             EXECUTIVE COMPENSATION

     Vincenzo Cavallo has been compensated $15,600 through December 31, 2001. Steven Katz and Anthony Cavallo received no compensation through December 31, 2001.

2002  STOCK  OPTION  PLAN

     We adopted our 2002 Stock Option Plan on June 15, 2002. The plan provides for the grant of options intended to qualify as "incentive stock options", options that are not intended to so qualify or "nonstatutory stock options" and stock appreciation rights. The total number of shares of common stock reserved for issuance under the plan is 500,000, subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change, plus an indeterminate number of shares of common stock issuable upon the exercise of "reload options" described below. We have not yet granted any options or stock appreciation rights under the plan.

     The plan is presently administered by our board of directors, which selects the eligible persons to whom options shall be granted, determines the number of common shares subject to each option, the exercise price therefor and the periods during which options are exercisable, interprets the provisions of the plan and, subject to certain limitations, may amend the plan. Each option granted under the plan shall be evidenced by a written agreement between us and the optionee.

     Options may be granted to our employees (including officers) and directors and certain of our consultants and advisors.

     The exercise price for incentive stock options granted under the plan may not be less than the fair market value of the common stock on the date the option is granted, except for options granted to 10% stockholders which must have an exercise price of not less than 110% of the fair market value of the common stock on the date the option is granted. The exercise price for nonstatutory stock options is determined by the board of directors. Incentive stock options granted under the plan have a maximum term of ten years, except for 10% stockholders who are subject to a maximum term of five years. The term of nonstatutory stock options is determined by the board of directors. Options granted under the plan are not transferable, except by will and the laws of descent and distribution.

     The board of directors may grant options with a reload feature. Optionees granted a reload feature shall receive, contemporaneously with the payment of the option price in common stock, a right to purchase that number of common shares equal to the sum of (i) the number of shares of common stock used to exercise the option, and (ii) with respect to nonstatutory stock options, the number of shares of common stock used to satisfy any tax withholding requirement incident to the exercise of such nonstatutory stock option.

     Also, the plan allows the board of directors to award to an optionee for each share of common stock covered by an option, a related alternate stock appreciation right, permitting the optionee to be paid the appreciation on the option in lieu of exercising the option. The amount of payment to which an optionee shall be entitled upon the exercise of each stock appreciation right shall be the amount, if any, by which the fair market value of a share of common stock on the exercise date exceeds the exercise price per share of the option.

LIMITATION  ON  LIABILITY  AND  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     Our Certificate of Incorporation eliminates the personal liability of directors to us and our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Section 102 of the Delaware General Corporation Law, provided that this provision shall not eliminate or limit the liability of a director:

(i)  for any breach of the director's duty of loyalty to us or our stockholders;

(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii)arising under Section 174 of the Delaware General Corporation Law (with respect to unlawful dividend payments and unlawful stock purchases or redemptions); or

(iv) for any transaction from which the director derived an improper personal benefit.

     Additionally, we have included in our Certificate of Incorporation and our Bylaws provisions to indemnify our directors, officers, employees and agents and to purchase insurance with respect to liability arising out of the performance of their duties as directors, officers, employees and agents as permitted by
Section  145  of  the  Delaware  General  Corporation Law.  The Delaware General
Corporation Law provides further that indemnification shall not be deemed exclusive of any other rights to which the directors, officers, employees and agents may be entitled under a company's bylaws, any agreement, vote of stockholders or otherwise.

     The effect of the foregoing is to require us, to the extent permitted by law, to indemnify our officers, directors, employees and agents for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of our common stock as of July 29, 2002. The information in this table provides the ownership information for:

     a. each person known by us to be the beneficial owner of more than 5% of our common stock;
     b.     each  of  our  directors;
     c.     each  of  our  executive  officers;  and
     d.     our  executive officers, directors and director nominees as a group.

     Beneficial ownership has been determined in accordance with Rule 13d-3 of the 1934 Exchange Act and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Common stock beneficially owned and percentage ownership are based on 7,880,520 shares outstanding. There are currently no outstanding options or warrants to purchase any common stock.

     Unless otherwise indicated, the address of each beneficial owner is c/o MAC Worldwide, 1640 Terrace Way, Walnut Creek, California 94596.

                                                            AMOUNT OF COMMON   PERCENT OF CLASS
     NAME AND ADDRESS OF         EXECUTIVE OFFICE HELD     STOCK BENEFICIALLY     OF COMMON
     BENEFICIAL OWNER (1)               (IF ANY)                 OWNED (2)         STOCK (3)
----------------------------     ----------------------  -------------------  -----------------

Steven  Katz
440  S.  Main  Street
Milltown, New Jersey 08850        President and Director           10,000             <1%

Vincenzo  Cavallo
6713  Boulevard  St. Laurent
Montreal  ,  Quebec
Canada QC H2S 3C8                 Chief Operating Officer,
                                  Director                      2,500,000             33%

Anthony  Cavallo
6713 Boulevard St. Laurent
Montreal,  Quebec
Canada QC H2S 3C8                  Secretary, Director           2,500,000            33%

All Executive Officers and
Directors as a Group (3 persons)                                 5,010,000            66%

                                       10

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Amounts due from affiliates as of December 31, 2001 and June 30, 2002 represent accounts receivable for merchandise sold to two affiliated retail stores, owned by Vincenzo Cavallo. MAC sold merchandise to these related entities, of approximately $20,000 and $15,500 at December 31, 2001 and June 30,
2002,  respectively.

     MAC's wholly owned subsidiary Mimi & Coco, Inc. leases office space from director Anthony Cavallo and leases its warehouse facility from another Quebec corporation owned by director Vincenzo Cavallo. The monthly rents for the office space and warehouse facility are $150 and $100 respectively. There are no written agreements for these two leases.

     In September, 2001, we issued 10,000 shares of our common stock, valued at $.10 per share to Steven Katz, our President, Chief Executive Officer, Chief
Financial  Officer  and  Chairman  of  the  Board  of  Directors.

     In December, 2000, we issued 1,250,000 shares of our common stock, valued at $.10 per share to Vincenzo Cavallo in exchange for the transfer from Mr.
Cavallo  of  all  the  shares  of  Mimi  &  Coco,  Inc.  to  MAC.

     In December, 2000, we issued 1,250,000 shares of our common stock, valued at $.10 per share to Anthony Cavallo in exchange for the transfer from Mr.
Cavallo  of  all  the  shares  of  Mimi  &  Coco,  Inc.  to  MAC.

     In June, 2002, we issued an additional 1,250,000 shares of our common stock, valued at $.10 per share to both Vincenzo Cavallo and Anthony Cavallo pursuant to an agreement to complete the private placement offering dated
December  14,  2001  by  June  14,  2002.

     Vincenzo Cavallo and Anthony Cavallo are brothers, and together owned all of the shares of Mimi & Coco, Inc. The four directors of MAC's subsidiary Mimi
&  Coco,  Inc.,  Vincenzo  Cavallo,  Anthony  Cavallo,  Victor Cavallo and Anita
Cavallo  are  all  siblings.

     In  November,  2001,  we  issued  30,000  shares of our common stock to KGL
Investments,  Ltd.,  the  beneficial  owner  of  which  is  Kaplan  Gottbetter &
Levenson, LLP, counsel to MAC. The shares were issued in exchange for $3,000 worth of legal services rendered (the shares were valued at $.10 per share).

     In November, 2001, we issued 15,000 shares of our common stock, valued at $.10 per share to David Rector in exchange for preparing our business plan.

     We believe that the terms of the above transactions are commercially reasonable and no less favorable to us than we could have obtained from an unaffiliated third party on an arm's length basis. To the extent we may enter into any agreements with related parties in the future, the board of directors has determined that such agreements must be on similar terms.


                            DESCRIPTION OF SECURITIES

     Our authorized capital stock currently consists of 50,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by our Board of Directors. There are 7,880,520 shares of our common stock issued and outstanding if the maximum offering is sold, and no other securities, including without limitation any preferred stock, convertible securities, options, warrants, promissory notes or debentures outstanding.

                                       11

     The description of our securities contained herein is a summary only and may be exclusive of certain information that may be important to you. For more complete information, you should read our Certificate of Incorporation and its restatements, together with our corporate bylaws.

COMMON  STOCK

     Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our board of directors out of funds legally available therefor.

     Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably, our net assets available after the payment of:

a. all secured liabilities, including any then outstanding secured debt securities which we may have issued as of such time;

b. all unsecured liabilities, including any then unsecured outstanding secured debt securities which we may have issued as of such time; and

c.   all  liquidation  preferences  on  any  then  outstanding  preferred stock.

     Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

PREFERRED  STOCK

     Our board of directors is authorized, without further stockholder approval, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. These shares may have rights senior to our common stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of us. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. At present, we have no plans to issue any shares of our preferred stock.

                                       12

DELAWARE  ANTI-TAKEOVER  LAW

     If we close an initial public offering of our securities, and become listed on a national stock exchange or the Nasdaq Stock Market or have a class of voting stock held by more than 2000 record holders, we will be governed by the provisions of Section 203 of the General Corporation Law of Delaware. In general, such law prohibits a Delaware public corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless it is approved in a prescribed manner.

     As a result of Section 203 of the General Corporation Law of Delaware, potential acquirers may be discouraged from attempting to effect acquisition transactions with us, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

REPORTS  TO  STOCKHOLDERS

     We intend to furnish our stockholders with annual reports containing audited financial statements as soon as practical after the end of each fiscal year. Our fiscal year ends December 31.

TRANSFER  AGENT

     We  have  appointed  Continental Stock Transfer & Trust Company, 17 Battery
Place, 8th Floor, New York, New York 10004 as transfer agent for our common stock.


                              SELLING STOCKHOLDERS

     All of the shares of MAC common stock offered under this prospectus may be sold by the holders. We will not receive any of the proceeds from sales of shares offered under this prospectus.

     All costs, expenses and fees in connection with the registration of the selling stockholders' shares will be borne by us. All brokerage commissions, if any, attributable to the sale of shares by selling stockholders will be borne by such holders.

     The selling stockholders are offering a total of 2,870,520 shares of MAC common stock. The selling stockholders are not, nor are they affiliated with, broker dealers. The following table sets forth:

     a.   the  name  of  each  person  who  is  a  selling  stockholder;

     b. the number of securities owned by each such person at the time of this offering; and

     c. the number of shares of common stock such person will own after the completion of this offering.


                                       13

     The column "Shares Owned After the Offering" gives effect to the sale of all the shares of common stock being offered by this prospectus.




                                      Shares Owned Prior To The        Shares Owned After The
                     Number Of Shares         Offering                        Offering
Selling Stockholder      Offered        Number     Percentage          Number          Percentage





Mark Arcaro                 1,000        1,000         *                 -0-             -0-

Nathalie Domenico Armeni    1,500        1,500         *                 -0-             -0-

Julie Bourne                1,000        1,000         *                 -0-             -0-

Anahid Boyadjian            1,000        1,000         *                 -0-             -0-

Hovanes Boyadjian           1,000        1,000         *                 -0-             -0-

Lucia Cavallo               1,500        1,500         *                 -0-             -0-

Thomas Christen           150,000      150,000         2                 -0-             -0-

Fadia Daniel                1,500        1,500         *                 -0-             -0-

John Daniel                 1,500        1,500         *                 -0-             -0-

Warren Davis              162,630      162,630         2                 -0-             -0-

Eirini Demetelin            1,000        1,000         *                 -0-             -0-

Joseph DePasquale         200,000      200,000        2.5                -0-             -0-

Alec Derkevorkian          1,000         1,000         *                 -0-             -0-

Greg Derkevorkian         10,000        10,000         *                 -0-             -0-

Antonio De Ruvo            1,500         1,500         *                 -0-             -0-

Steve De Vito              1,500         1,500         *                 -0-             -0-

Damian Ellul             200,000       200,000        2.5                -0-             -0-

Calvin Erbstein            1,500         1,500         *                 -0-             -0-

Oliver Feher               1,000         1,000         *                 -0-             -0-

Tony Ferracane             1,500         1,500         *                 -0-             -0-

First Marketing(1)
Establishment            200,000       200,000        2.5                -0-             -0-

Romain Gagnon              1,500         1,500         *                 -0-             -0-

 Phil Gray                 1,500         1,500         *                 -0-             -0-

Stephen Hlophe             1,000         1,000         *                 -0-             -0-

Richard Hull              10,000        10,000         *                 -0-             -0-


                                       14

Samantha Hull             1,000         1,000          *                 -0-             -0-

KGL Investments, Ltd.(2) 30,000        30,000          *                 -0-             -0-

Marco Lavilla             1,500         1,500          *                 -0-             -0-

Leonard Lipes             1,500         1,500          *                 -0-             -0-

John-Anthony Luzio        1,500         1,500          *                 -0-             -0-

Luigi Luzio               1,500         1,500          *                 -0-             -0-

Marisa Michel             1,000         1,000          *                 -0-             -0-

Ming Capital
 Enterprises, Ltd. (3)  150,000       150,000          2                 -0-             -0-

Nathalie Neron            1,000         1,000          *                 -0-             -0-


Sandnine Ohayon           1,500         1,500          *                 -0-             -0-

Paul Ortenberg            1,500         1,500          *                 -0-             -0-

Paola Paoletta            1,500         1,500          *                 -0-             -0-

Parenteau
Corporation(4)          380,000       380,000         4.9                -0-             -0-

Partner
Marketing AG (5)        150,000       150,000          2                 -0-             -0-

Sam Pelc                  1,000         1,000          *                 -0-             -0-

Natalie Plante            1,000         1,000          *                 -0-             -0-

David Rector             15,000        15,000          *                 -0-             -0-

Seloz Gestion
  Finance SA(6)         150,000       150,000          2                 -0-             -0-

Shangri-La
  Investments Inc.(7)   150,000       150,000          2                 -0-             -0-

Danielle Tremblay       162,630       162,630          2                 -0-             -0-

Martin Tremblay         162,630       162,630          2                 -0-             -0-

Antonio Vaccaro           1,500         1,500          *                 -0-             -0-

Domenico Vacarro          1,500         1,500          *                 -0-             -0-

Jonathan Vanger           1,000         1,000          *                 -0-             -0-

Tina Verni                1,500         1,500          *                 -0-             -0-

Viking Investment(8)
   Group II, Inc.       380,000       380,000         4.9                -0-             -0-

Helene Weech            162,630       162,630          2                 -0-             -0-

Leroy Williams            1,000         1,000          *                 -0-             -0-

Total                 2,870,520     2,870,520         100%               -0-             -0-

*  Indicates  less  than  one  percent  of  the  total outstanding common stock.

(1)  The beneficial owner of First Marketing Establishment is Adrien Ellul.

(2)  The beneficial owners of KGL Investments, Ltd. are Steven M. Kaplan, Adam
     S. Gottbetter and Paul R. Levenson (all of whom are the partners of Kaplan Gottbetter & Levenson, LLP, our legal counsel).

(3)  The beneficial owner of Ming Capital Enterprises, Ltd. is U.K. Menon.

(4)  The beneficial owner of Parenteau Corporation is Francois Parenteau.

(5)  The beneficial owner of Partner Marketing AG is Karl Volger.

(6)  The beneficial owner of Seloz Gestion & Finance S.A. is Rene Belser.

(7)  The beneficial owner of Shangri-la Investments Inc. is Vijendran Poniah.

(8)  The beneficial owner of Viking Investment Group II, Inc. is Ian
     Markofsky.

                              PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock covered by this prospectus on any stock exchange, market or trading facility on which the shares are then traded or in private transactions at a price of $.10 per share until our shares are quoted on the Over the Counter Bulletin Board ("OTCBB") and thereafter at prevailing market prices or privately negotiated prices. We will pay the expense incurred to register the shares being offered by the selling stockholders for resale, but the selling stockholders will pay any underwriting discounts and brokerage commissions associated with these sales. The commission or discount which may be received by any member of the National Association of Securities Dealers, Inc. in connection with these sales will not be greater than 8%. The selling stockholders may use any one or more of the following methods when selling shares:

     a. ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     b. block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     c. purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     d.   privately  negotiated  transactions;  and

     e.   a  combination  of  any  such  methods  of  sale.


     In addition, any shares that qualify for sale under Rule 144 may be sold under Rule 144 rather that through this prospectus.

     In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. None of the selling shareholders are broker-dealers or affiliates of broker dealers. There are no standby arrangements or agreements with any broker-dealers or underwriting firms to resell on behalf of the selling shareholders.

     Selling shareholders may sell their shares in all 50 states in the U.S. Further, MAC will be profiled in the Standard & Poor's publications or "manuals". The Standard & Poor's manuals result in a "manual" exemption from state securities regulations for secondary trading purposes in the thirty-five states where there is a provision for manual exemption.

We have advised the selling stockholders that while they are engaged in a distribution of the shares included in this Prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this Prospectus.

     This offering will terminate on the earlier of (i) the date that all shares offered by this Prospectus have been sold by the selling shareholders, (ii) twenty-four (24) months from the effective date of the Registration Statement on Form SB-2 that we have filed with the SEC, or (iii) the date all of the selling shareholders may sell all of the shares described herein without restriction by the volume limitations of Rule 144(k) of the Securities Act.


                            MARKET FOR COMMON EQUITY

SHARES  ELIGIBLE  FOR  FUTURE  SALE

MARKET  INFORMATION

     There is no public trading market on which MAC's Common Stock is traded. MAC has engaged a broker/dealer to file a Form 211 with the National Association of Securities Dealers ("NASD") in order to allow the quote of MAC's common stock on the Over-the-Counter Bulletin Board (OTCBB). There is no assurance that our common stock will be included on the OTCBB.

     There  are  fifty-six  (56)  record  holders  of  common  equity.

     There are no outstanding options or warrants to purchase, or securities convertible into, common equity of MAC.

     We have outstanding 7,880,520 shares of our common stock. Of these shares, 2,870,520 shares, will be freely tradable without restriction under the Securities Act unless held by our "affiliates" as that term is defined in Rule
144 under the Securities Act. These shares will be eligible for sale in the public market, subject to certain volume limitations and the expiration of applicable holding periods under Rule 144 under the Securities Act. Non-affiliates currently hold 2,870,520 shares of our common stock, 36% of our outstanding shares. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner or affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (1)% of the number of shares of common stock then outstanding or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     We can offer no assurance that an active public market in our shares will develop. Future sales of substantial amounts of our shares in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.


                                LEGAL PROCEEDINGS

     We do not believe there are any pending or threatened legal proceedings that, if adversely determined, would have a material adverse effect on us. As noted above we have filed for trademark protection on the name Mimi & Coco and have asked two other clothing companies to cease use of the name. It is possible that this conflict could lead to litigation.

                                  LEGAL MATTERS

     Certain legal matters, including the legality of the issuance of the shares of common stock offered herein, are being passed upon for us by our counsel, Kaplan Gottbetter & Levenson, LLP, 630 Third Avenue, New York, New York 10017.

                                     EXPERTS

     The financial statements of MAC Worldwide, Inc., for the year ended December 31, 2001, have been included herein and in the registration statement in reliance upon the report of Rogoff & Company, P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accountant and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have not previously been required to comply with the reporting requirements of the Securities Exchange Act. However, once this registration statement becomes effective we will be required to file quarterly and annual reports and other information with the Securities and Exchange Commission.

     We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus. The prospectus is part of the registration statement, and, as permitted by the SEC's rules, does not contain all of the information in the registration statement. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits and schedules filed as a part of this registration statement. You can review the registration statement and its exhibits at the public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement is also available electronically on the World Wide Web at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

                       MAC Worldwide, Inc. and Subsidiary



Auditors'  Report                                                                                F-1

Consolidated Balance  Sheets  of  December  31,  2001,  and June 30,  2002 (unaudited)           F-2

Consolidated Statements  of  Operations  for  the year ended December 31, 2001, and the six
     month periods  ending  June 30,  2002  and 2001 (unaudited)                                 F-3

Consolidated Statements  of  Cash  Flows  for the year ended December 31, 2001, and the six
     month periods  ending  June 30,  2002,  and  2001 (unaudited)                               F-5

Consolidated Statement  of  Shareholders'  Equity  for  the  year  ended
     December 31, 2001, and the six month period ending June 30, 2002 (unaudited)                F-4

Notes  to  Financial  Statements                                                                 F-6



                          Independent Auditors' Report


To the Board of Directors and
Stockholders of MAC Worldwide, Inc.


We have audited the accompanying consolidated balance sheet of MAC Worldwide, Inc. and Subsidiary as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MAC Worldwide, Inc. and Subsidiary as of December 31, 2001, and the consolidated results of their operations and their cash flows for the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.



/S/Rogoff & Company, P.C.

New York, New York
February 26, 2002 (except for Note 6
  and the last paragraph of Note 7 as
  to which the date is June 25, 2002)

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS



                                    ASSETS
                                  ---------
                                                  December 31,      June 30,
                                                     2001            2002
                                                 -------------- --------------
                                                                  (Unaudited)
Current assets:
  Cash                                            $   9,123       $  104,366
  Accounts receivable                               16,921            48,805
  Inventory                                         24,468            43,209
Prepaid expenses and other current assets            1,457                 -
Due from affiliates                                 20,069             7,325
                                                 -------------- --------------

  Total current assets                              72,038           203,705

Security deposits                                 $    390               395
                                                 -------------- --------------

                                                  $ 72,428          $204,100
                                                 ============== ==============

            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
           ------------------------------------------------
Current liabilities:
  Accounts payable and other current
    liabilities                                     37,667           $75,998
  Due to officers                                        -            13,380
  Notes payable                                     85,000            63,643
                                                 -------------- --------------
       Total current liabilities                   122,667           153,021
                                                 -------------- --------------
Stockholders' equity (deficit)
  Preferred stock $.001 par value; 5,000,000
    shares authorized; none issued
  Common stock, $.001 par value; 50,000,000
    shares authorized; 2,555,000 and 7,647,520
    issued and outstanding in 2001 and 2002,
    respectively                                    2,555              7,648

  Additional paid in capital                        3,010            257,169

  Accumulated deficit                             (55,804)          (213,738)
                                                 -------------- --------------

Total stockholders' equity (deficit)              (50,239)            51,079
                                                 -------------- --------------

                                                  $72,428           $204,100
                                                 ============== ==============

                 See Accompanying Notes to Financial Statements

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                        Year Ended      Six Months Ended
                                       December 31,         June 30,
                                       ------------    --------------------
                                          2001            2002       2001
                                       ------------    --------- ----------
                                                           (Unaudited)


Net sales                                 $61,929       $46,204    $29,185

Cost of goods sold                         33,960        27,975     17,613
                                       ------------    --------- ----------


Gross profit                               27,969        18,229     11,572
                                       ------------    --------- ----------

Operating expenses:
  Selling expenses                          9,075         4,232      5,330
  Administrative and general
    expenses                               68,910       168,182      6,992
                                       ------------    --------- ----------

Total operating expenses                   77,985       172,414     12,322
                                       ------------    --------- ----------

Loss from operations                      (50,016)     (154,185)      (750)

Interest expense                            5,788         3,749         94
                                       ------------    --------- ----------


Net loss                               $  (55,804)    $(157,934)   $  (844)
                                       ============   ========== ==========

Basic and diluted net loss per
  common share                         $     (.02)    $    (.03)   $   **
                                       ============   ========== ==========

Weighted average number of common
shares outstanding - basic and
diluted                                $2,509,192     5,422,924   2,555,000
                                       ============   ========== ==========

**  Per share amount is less than $.01

                 See Accompanying Notes to Financial Statements

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                Six Months
                                                                               Year Ended         Ended
                                                                              December 31,       June 30,
                                                                              ---------- ----------------------
                                                                                  2001       2002       2001
                                                                              ---------- ----------- ----------
                                                                                               (Unaudited)
Cash flows from operating activities:
Net loss                                                                       $(55,804)   $(157,934)  $  (844)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Common stock issued for services                                              5,500           -          -
    Notes payable                                                                     -       4,643          -
    Change in operating assets and liabilities:
    Accounts receivable                                                         (16,856)    (31,884)   (16,985)
    Inventory                                                                   (24,468)    (18,741)    (7,403)
    Prepaid expenses and other                                                   (1,457)      1,457     (4,238)
    Due from affiliates                                                         (20,069)     12,744          -
    Security deposits                                                              (390)         (5)      (395)
    Accounts payable and other current
 liabilities                                                                     37,667      38,331        530
    Due to officers                                                                   -      13,380          -
                                                                              ---------- ----------- ----------

    Net cash used in operating activities                                       (75,877)   (138,009)   (29,335)
                                                                              ---------- ----------- ----------
Cash flows from financing activities:
    Proceeds from notes payable                                                  85,000           -     32,874
    Common stock - issued                                                             -     233,252          -
                                                                              ---------- ----------- ----------

   Net cash provided by financing activities                                     85,000     233,252     32,874
                                                                              ---------- ----------- ----------
Net increase in cash                                                              9,123      95,243      3,539
Cash - beginning of period                                                            -       9,123          -
                                                                              ---------- ----------- ----------
Cash - end of period                                                           $   9,123   $ 104,366  $   3,539
                                                                              ========== =========== ==========
Supplemental disclosure of non-cash
  financing activities:

  Conversion of debt to equity                                                 $      -   $  26,000   $     -
                                                                              ========== =========== ==========

  Common stock issued for services                                             $  5,500   $       -   $     -
                                                                              ========== =========== ==========

                 See Accompanying Notes to Financial Statements

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY



                                    Number                  Additional                      Total
                                       of                     Paid in     Accumulated    Stockholders'
                                    Shares        Amount     Capital        Deficit        Equity
                                 ----------------------------------------------------------------------


Balance, December 31, 2000        2,500,000      $2,500      $(2,435)       $    -      $        65
Shares issued for Officer Services   10,000          10          990             -            1,000

Shares issued for legal services     30,000          30        2,970             -            3,000

Shares issued for business plan      15,000          15        1,485             -            1,500

Net loss                                                                      (55,804)      (55,804)

                                 ----------------------------------------------------------------------


Balance, December 31, 2001           2,555,000       2,555        3,010       (55,804)     $(50,239)

Shares issued pursuant to
  Private Placement
  Memorandum (unaudited)             2,332,520       2,333      230,919             -       233,252

Shares issued as part of
  the Private Placement
  Offering Agreement
  (unaudited)                        2,500,000       2,500       (2,500)            -             -

Shares issued for debt
  conversion (unaudited)               260,000         260       25,740             -        26,000

Net loss (unaudited)                                                         (157,934)    $(157,934)

                                 ----------------------------------------------------------------------
Balance, June 30, 2002
(Unaudited)                          7,647,520     $7,648     $257,169     $ (213,738)    $  51,079
                                 ======================================================================


                See Accompanying Notes to Financial Statements.

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (All information pertaining to the Six Month Periods
                   Ended June 30, 2002 and 2001 is Unaudited)


NOTE 1 -     NATURE OF BUSINESS

MAC Worldwide, Inc.'s (the "Company") operations are conducted through its wholly owned subsidiary Mimi & Coco, Inc. Mimi & Coco, Inc. is engaged in the designing, manufacturing, importing and marketing of Mimi & Coco brand label garments to the retail clothing industry in the United States and Canada.

MAC Worldwide, Inc. was incorporated in Delaware on December 14, 2000. On December 20, 2000 MAC Worldwide, Inc. acquired 100% of Mimi & Coco, Inc.'s common stock in exchange for 2,500,000 shares on that date and another 2,500,000 shares issued during June 2002. Mimi & Coco, Inc. which operated as an unincorporated proprietorship since 1993 was incorporated under the laws of Canada on December 20, 2000. Accordingly, this business combination was accounted for at historical cost as an exchange of shares between enterprises under common control.

The Company has experienced net losses since its inception and, as of December 31, 2001 and June 30, 2002, had an accumulated deficit of approximately $55,800 and $213,700, respectively and had negative working capital of approximately $50,600 at December 31, 2001 and working capital of approximately $50,700 at June 30, 2002. The Company is currently facing the challenge of developing and marketing its product line for public consumption. This ongoing program to design, manufacture and sell is expected to require a significant outlay of capital.

The Company has created informal open lines of credit with its suppliers. Management believes that this program is sufficient to continue its operation through at least December 31, 2002.

NOTE 2 -     BASIS OF PRESENTATION AND CONSOLIDATION

The consolidated financial statements include the accounts of MAC Worldwide, Inc. and its wholly owned Canadian subsidiary Mimi & Coco, Inc. All material intercompany accounts and transactions have been eliminated in consolidation. The Company was inactive during calendar year 2000.

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (All information pertaining to the Six Month Periods
                   Ended June 30, 2002 and 2001 is Unaudited)


NOTE 2 -     BASIS OF PRESENTATION AND CONSOLIDATION - continued

The financial information included herein as of June 30, 2002 and for the six month periods ended June 30, 2002 and 2001 is unaudited. Such information reflects all adjustments (consisting of only normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows of the interim periods. The results of operations for the six month periods ended June 30, 2002 and 2001 are not necessarily indicative of the results for the full year.

NOTE 3 -     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Inventory

Inventory is stated at the lower of cost (first-in, first-out basis) or market.

Income Taxes

The Company uses the liability method for income taxes as required by Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes". Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Revenue Recognition

Revenue is recorded as product is shipped, the price has been fixed or determined and collectability is reasonably assured.

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (All information pertaining to the Six Month Periods
                   Ended June 30, 2002 and 2001 is Unaudited)


NOTE 3 -     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Shipping and Handling Costs

Shipping and handling costs are included in cost of sales in accordance with guidance established by the Emerging Issues Task Force, issue No. 00-10, "Accounting for Shipping and Handling Costs."

Earnings Per Share

The Company presents basic earnings (loss) per share and, if appropriate, diluted earnings per share in accordance with the provisions of SFAS No. 128 "Earnings per Share" ("SFAS 128").

Under SFAS 128 basic net loss per share is computed by dividing the net loss for the period by the weighted average number of shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common share equivalent shares during the period. Common stock equivalents would arise from the exercise of stock options. As of December 31, 2001 and June 30, 2002, the Company had not issued any stock options.

Dilutive earnings per share are not presented for all periods shown because they are the same as basic earnings per share.

Financial Instruments

The carrying amounts of financial instruments, including cash, approximate fair value at December 31, 2001 and June 30, 2002 because of the relatively short maturity of the instruments. The carrying value of the notes payable approximate fair value as of December 31, 2001 and June 30, 2002 based upon debt terms available for companies under similar terms.

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (All information pertaining to the Six Month Periods
                   Ended June 30, 2002 and 2001 is Unaudited)


NOTE 3 -     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Foreign Currency Translation and Transactions

Assets and liabilities of Mimi & Coco, Inc. are translated at current exchange rates and related revenues and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments, if material, are recorded as a separate component of stockholders' equity. Foreign currency transaction gains and losses, which were not material at December 31, 2001 and June 30, 2002, are included in net loss for the periods.

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting pronouncements if currently adopted would have a material effect on the accompanying financial statements.

NOTE 4 -     INVENTORY

Inventory consists of finished goods.

NOTE 5 -     INCOME TAXES

As of December 31, 2001, The Company had a net operating loss of approximately $56,000 for United States ("US") Federal and New York State Corporate tax purposes, which begin to expire in 2002.

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (All information pertaining to the Six Month Periods
                   Ended June 30, 2002 and 2001 is Unaudited)


NOTE 5 -     INCOME TAXES - continued

The Company has a deferred tax asset of approximately $12,000 based on US rates as of December 31, 2001 and June 30, 2002, which primarily represents the future benefits of its net operating loss carryforward. However, because realization of these benefits depends on generation of future taxable income which is subject to substantial uncertainty, the Company has placed a full valuation allowance against the deferred tax asset at December 31, 2001 and June 30, 2002.

The Company's wholly owned subsidiary has a net operating loss of approximately $20,000 under Canadian Tax Law.

NOTE 6 -     NOTES PAYABLE

Notes Payable consist of the following at December 31, 2001 and June 30, 2002:

                             December 31,    June 30,
                                 2001          2002
                            -------------- ------------
                                           (Unaudited)
Promissory note payable due
  January 15, 2002 at 8.5%
  per annum (A)                $15,000        $     -
Promissory note payable due
  June19, 2002 at 7.5%
  per annum (A)                 16,372              -
Promissory note payable due
  February 2, 2002 at 8.5%
  per annum (B)                 17,138          4,138
Promissory note payable due
  July 9, 2002 at 18%
  per annum (B)                 16,490          3,490
Promissory note payable due
  November 19, 2002 at 18%
  per annum                     20,000         20,000
Promissory note payable due
  June 25, 2003 at 12%
  per annum                          -         36,015
                            -------------- ------------

                               $85,000        $63,643
                            ============== ============

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (All information pertaining to the Six Month Periods
                   Ended June 30, 2002 and 2001 is Unaudited)


NOTE 6 -     NOTES PAYABLE - continued

(A) On June 25, 2002 the Company refinanced the promissory notes due January 15, 2002 and June 19, 2002, whereby all principal and interest due thereon is payable on June 23, 2003 with interest at 12% per annum.

(B) In June, 2002, the Company issued an additional 130,000 shares of its common stock to each of Viking Investment Group II, Inc. and Parenteau Corporation, Inc. in exchange for $13,000 partial payment for each promissory note MAC issued to Viking Investment Group II, Inc. and Parenteau Corporation, Inc. The shares were valued at $.10 per share. The balance of the promissory notes were paid off in cash during July 2002.

NOTE 7 -     EQUITY TRANSACTIONS

During December 2000, the Company issued 1,250,000 shares of common stock to each of Vincenzo and Anthony Cavallo in exchange for the transfer of all the shares in Mimi & Coco, Inc.

During September 2001, the Company issued 10,000 shares of common stock to Steven Katz, President, Chief Executive Officer, Chief Financial Officer, and Chairman of the Board of Directors for services rendered. The Company valued these shares at $.10 per share.

During November 2001, the Company issued 30,000 shares of common stock to KGL Investments Ltd., the beneficial owner of which is Kaplan Gottbetter & Levenson, LLP, counsel to the Company. The shares were issued in exchange for legal services valued at $3,000.

During November 2001, the Company issued 15,000 shares of common stock to David Rector in exchange for preparing the Company's business plan. The Company valued these shares at $.10 per share. In addition, a consulting fee of $35,000 was charged by the David Stephens Group of which David Rector is a principal.

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (All information pertaining to the Six Month Periods
                   Ended June 30, 2002 and 2001 is Unaudited)


NOTE 7 -     EQUITY TRANSACTIONS - continued

In June, 2002 the Company issued an additional 1,250,000 shares of its common stock to each of Vincenzo Cavallo and Anthony Cavallo pursuant to an agreement to complete the private placement offering dated December 14, 2001 by June 14, 2002.

NOTE 8 -     STOCK OPTIONS

The Company adopted a 2001 Stock Option Plan on June 15, 2001. The plan provides for the grant of "nonstatutory stock options" and stock appreciation rights. The total number of shares of common stock reserved for issuance under the plan is 500,000, subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change, plus an indeterminate number of shares of common stock issuable upon the exercise of "reload options". Optionees granted a reload feature shall receive, contemporaneously with the payment of the option price in common stock, a right to purchase that number of common shares equal to the sum of (i) the number of shares of common stock used to exercise the option, and (ii) with respect to nonstatutory stock options, the number of shares of common stock used to satisfy any tax withholding requirement incident to the exercise of such nonstatutory stock option. The Company has not yet granted any options or stock appreciation rights under the plan.

NOTE 9 -     PRIVATE PLACEMENT

On December 14, 2001, the Company offered to a limited number of sophisticated investors up to 3,000,000 shares of the Company's common stock at a price of $.10 per share. As of June 30, 2002, the Company has issued 2,592,520, including shares issued for conversion of debt (See Note 6) shares of its common stock under this private placement. Through July 17, 2002 the Company issued another 233,000 shares of its common stock under this private placement.

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (All information pertaining to the Six Month Periods
                   Ended June 30, 2002 and 2001 is Unaudited)


NOTE 10 -     RELATED PARTY TRANSACTIONS

Amounts due from affiliates as of December 31, 2001 and June 30, 2002 represents accounts receivable for merchandise sold to two affiliated retail stores, owned by one of the Company's majority stockholders. The Company sold merchandise to these related entities, of approximately $20,000 and $15,500 at December 31, 2001 and June 30, 2002, respectively.

The Company's wholly owned subsidiary, Mimi & Coco, Inc. leases office space from a Company Director and leases its warehouse facility from an affiliated retail store owned by one of the Company's majority stockholders. Both leases are on a month to month basis. The monthly rent for office, and warehouse facilities is approximately $150 and $100, respectively. The amount of rent expense to related parties charged to operations was $1,690 for the year ended December 31, 2001 and $1,000 for the six months ended June 30, 2002. No rent was paid during the six month period ended June 30, 2001.

The Company paid management fees for the year ended December 31, 2001 of $15,600 and for the six month period ended June 30, 2002 of $7,659 to the Chief Operating Officer, pursuant to approval by the Board of Directors. No fees were paid for the six month period ended June 30, 2001. As of June 30, 2002, the Company owes $13,380, to this officer.

NOTE 11 -     SEGMENT AND GEOGRAPHIC INFORMATION

The Company operates in one industry segment which includes the manufacturing, marketing, and sale of garments to the retail clothing industry. The Company conducts operations primarily in North America. Information about the Company's operations and assets in different geographic locations as of and for the year ended December 31, 2001 and June 30, 2002 is shown below pursuant to the provisions of SFAS No. 131, "Disclosures about segments of an Enterprise and Related Information".

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (All information pertaining to the Six Month Period
                   Ended June 30, 2002 and 2001 is Unaudited)


NOTE 11 -     SEGMENT AND GEOGRAPHIC INFORMATION - continued


                                       Six Months Period
                          Year Ended          Ended
                          December 31,       June 30,
                         ------------- ------------------
                              2001       2002      2001
                         ------------- -------- ---------
                                          (Unaudited)
Net Sales:

  Canada                    $52,582    $ 43,673  $22,340
  United States               9,347       2,531    6,845
                         ------------- -------- ---------
                            $61,929    $ 46,204  $29,185
                         ============= ======== =========
Total Assets:

  Canada                    $72,428    $111,597

  United States                   -      92,503
                         ------------  --------
                            $72,428    $204,100
                         ============  ========

NOTE 12 -     CONCENTRATIONS

The Company had deposits with commercial financial institutions which at times, may exceed the FDIC insured limits of $100,000. Management has placed these funds in high quality institutions in order to minimize the risk.

Accounts receivable consists of balances due from a large number of customers. The Company requires no collateral from its customers. The Company maintains an allowance for doubtful accounts based on the current evaluation of the expected collectability of its accounts receivable. Management does not consider it necessary to provide an allowance for doubtful accounts at December 31, 2001 and June 30, 2002.

During the year ended December 31, 2001, 10% of the Company's sales were from one customer. For the six months ended June 30, 2002, 56% of the Company's sales were from four customers, of which one customer was an affiliated retail store owned by one of the Company's majority stockholders and accounted for 17% of sales for the period.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  24.   INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     The Company's Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by Section 145 of the Delaware General Corporate Law ("DGCL"), as amended from time to time, indemnify its officers and directors.

     Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of any action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     The Company's Certificate of Incorporation contains a provision which eliminates, to the fullest extent permitted by the DGCL, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

     Article X of the Registrant's certificate of incorporation provide as follows:

                                    ARTICLE X
                      LIMITATION ON LIABILITY OF DIRECTORS;
                   INDEMNIFICATION OF DIRECTORS AND OFFICERS;
                         PERSONAL LIABILITY OF DIRECTORS

     (i) To the fullest extent permitted by the GCL, a director of the Corporation shall not be personally liable to he Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article X nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article X shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     (ii) The Corporation shall indemnify each of the Corporation's directors and officers in each and every situation where, under Section 145 of the GCL, as amended from time to time ("Section 145"), the Corporation is permitted or empowered to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors of the Corporation, indemnify any other person who may be indemnified pursuant to Section 145 to the extent that the Board of Directors deems advisable, as permitted by Section 145.

     (iii) No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director of the Corporation (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is subsequently amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended GCL. For purposes of this Article X, "fiduciary duty as a director" shall include any fiduciary duty arising out of service at the Corporation's request as a director of another corporation, partnership, joint venture or other enterprise, and "personal liability to the Corporation or its stockholders" shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise and any liability to the Corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

ITEM  25.   EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION.

     The other expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

                  Securities and Exchange Commission Registration Fee     $55.00
                  Legal Fees                                           65,000.00
                  Accounting Fees                                       7,500.00
                  Printing and Engraving                                3,400.00
                  Miscellaneous                                         1,900.00
                                                                      ----------
                          TOTAL                                       $77,855.00

ITEM  26.   RECENT  SALES  OF  UNREGISTERED  SECURITIES.

     In December 2000, MAC issued 1,250,000 shares of our common stock to Vincenzo Cavallo, our COO and director in exchange for the transfer from Mr. Vincenzo Cavallo of his shares of Mimi & Coco, Inc. to MAC Worldwide, Inc., which was 50% of Mimi & Coco, Inc.'s outstanding shares.

     In December, 2000, MAC issued 1,250,000 shares of our common stock to Anthony Cavallo, our director in exchange for the transfer from Mr. Anthony Cavallo of all his shares of Mimi & Coco, Inc. to MAC Worldwide, Inc., which was 50% of Mimi & Coco, Inc.'s outstanding shares.

     In July, 2001, for loans received, MAC issued a promissory note to Parenteau Corporation. The promissory note is dated July 9, 2001 and for $16,490 at 18% interest. The promissory note is due July 9, 2002. The beneficial owner of Parenteau Corporation is a personal business acquaintance of MAC's officers.

     In September, 2001, MAC issued 10,000 shares of its common stock, valued at $.10 to president and director Steven Katz. These shares were issued for services rendered.

     In November, 2001, MAC issued 30,000 shares of its common stock to KGL Investments, Ltd., the beneficial owner of which is Kaplan Gottbetter & Levenson, LLP, counsel to the Company. The shares were issued in exchange for $3,000 worth of legal services rendered. The shares were valued at $.10 per share.

     In November, 2001 MAC issued 15,000 shares of its common stock to David Rector in exchange for preparing our business plan the shares were valued at $.10 per share. Mr. Rector is a personal business acquaintance of MAC's officers.

     In November, 2001, for loans received, MAC issued a promissory note to Viking Investment Group II, Inc. The promissory note is dated November 19, 2001 and for $20,000 at 18% interest. The promissory note is due November 19, 2002. The beneficial owner of Viking Investments Group II, Inc. is a personal business acquaintance of MAC's officers.

     From December, 2001 to July 2002, MAC sold 2,610,520 shares of its common stock at $.10 per share for a total of $261,052. The shares were sold to 14 accredited investors, and to 37 foreign investors who had access to all material information pertaining to the Company. These investors were personal business acquaintances of MAC's officers. The sales were a private transaction without registration in reliance on the exemptions provided by Section 4(2), Rule 506 of Regulation D and Regulation S of the Securities Act of 1933, as amended. A private placement memorandum was provided to these investors.

     In June, 2002 MAC issued an additional 1,250,000 shares of its common stock to both Vincenzo Cavallo and Anthony Cavallo pursuant to an agreement to complete the private placement offering dated December 14, 2001 by June 14, 2002. These shares were valued at $.10 per share.

     In June, 2002, MAC issued an additional 130,000 shares of its common stock to Viking Investment Group II, Inc. in exchange for $13,000 partial payment of a promissory note MAC issued to Viking Investment Group II, Inc. dated February 2, 2001 in the amount of $17,137.50. The shares were valued at $.10 per share. The balance of the promissory note was paid off in cash. The beneficial owner of Viking Investments Group II, Inc. is a personal business acquaintance of MAC's officers.

     In June, 2002, MAC issued an additional 130,000 shares of its common stock to Parenteau Corporation in exchange for $13,000 partial payment of a promissory note MAC issued to Parenteau Corporation dated July 9, 2001 in the amount of $16,490. The shares were valued at $.10 per share. The balance of the promissory note was paid off in cash.

     In June, 2002, for loans received, MAC issued a promissory note to Sonic Investments, Ltd. The promissory note is dated June 25, 2002 and for $36,015.36 at an interest rate of 12%. The promissory note is due June 25, 2003. (This promissory note consolidated two existing promissory notes.) The beneficial owner of Sonic Investments, Ltd. is a personal business acquaintance of MAC's officers.

The issuances of securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. All purchasers either received adequate information about us or had access, through
employment  or  other  relationships,  to  such  information.   All  purchasers
represented in writing that they acquired the securities for their own accounts. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

ITEM  27.   EXHIBITS.

EXHIBIT
NUMBER          DESCRIPTION
--------        ------------
3.1      -     Certificate  of  Incorporation*

3.2      -     By-Laws*

4.1      -     Specimen  Certificate  of  Common  Stock*

4.2      -     Promissory Note issued to Sonic Investments, Ltd.

5.1      -     Form  of  Opinion  of  Counsel

10.1     -     Stock  Option  Plan  of  2002*

10.2     -     MAC Worldwide, Inc. Amendment Agreement, dated December 20,
               2002, (issuing Vincenzo Cavallo and Anthony Cavallo additional shares in MAC)

21.1     -     List  of  Subsidiaries*

23.1     -     Accountant's  Consent

23.2     -     Counsel's  Consent  to  Use  Opinion  (included  in  Exhibit 5.1)

---------------
* Incorporated by reference to Registration Statement on Form SB-2 filed with the Securities and Exchange Commission, Registration Statement No. 333-97385, on July 30, 2002.



ITEM  28.   UNDERTAKINGS.

     The  Registrant  undertakes to:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii)Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any provisions contained in its Certificate of Incorporation, or by-laws, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Milltown, New Jersey on October 4, 2002.

                                    MAC  Worldwide,  Inc.


                                    By:  /s/Steven  Katz
                                        --------------------
                                        Steven  Katz
                                        President, CFO, Treasurer  and
                                        Chairman  of  the  Board


     In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                               TITLE                            DATED

/s/Steven Katz
--------------------      President, CFO, Treasurer and           October 4, 2002
Steven Katz               Chairman of the Board


/s/Vincenzo Cavallo
--------------------
Vincenzo Cavallo          Chief Operating Officer,                October 4, 2002
                          Principal Executive Officer and
                          Director

/s/Anthony Cavallo
---------------------
Anthony Cavallo           Secretary, Principal Accounting         October 4 2002
                          Officer and Director


MAC WORDLWIDE, INC.
EXHIBIT INDEX


3.1      -     Certificate  of  Incorporation*

3.2      -     By-Laws*

4.1      -     Specimen  Certificate  of  Common  Stock*

4.2      -     Promissory Note issued to Sonic Investments, Ltd.

5.1      -     Form  of  Opinion  of  Counsel

10.1     -     Stock  Option  Plan  of  2002*

10.2     -     MAC Worldwide, Inc. Amendment Agreement, dated December 20,
               2002, (issuing Vincenzo Cavallo and Anthony Cavallo additional shares in MAC


21.1     -     List  of  Subsidiaries*

23.1     -     Accountant's  Consent

23.2     -     Counsel's  Consent  to  Use  Opinion  (included  in  Exhibit 5.1)

---------------
* Incorporated by reference to Registration Statement on Form SB-2 filed with the Securities and Exchange Commission, Registration Statement No. 333-97385, on July 30, 2002.